SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): August 18, 1999




                              E-TEK Dynamics, Inc.
               (Exact name of registrant as specified in charter)



         DELAWARE                   000-25103                 59-2337308
      (State or other
      jurisdiction of        (Commission File Number)        (IRS Employer
      incorporation)                                      Identification No.)



                    1865  LUNDY  AVENUE,  SAN  JOSE,   CALIFORNIA   (Address  of
                    principal executive offices)

                                     95131
                                   (Zip Code)

      Registrant's telephone number, including area code: (408) 546-5000

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS

      On July 27, 1999, E-TEK Dynamics, Inc. (the "Registrant") announced a definitive agreement to acquire Kaifa Technology, known officially as SMC Kaifa (Holdings) Ltd., a British Virgin Islands corporation, ("Kaifa") for shares of E-TEK common stock and cash with an aggregate value of approximately $40 million.

      Kaifa is a developer of fiber optic components including Wavelength Division Multiplexing (WDM) components and modules, circulators, and isolators. Kaifa has an engineering and manufacturing center in Sunnyvale, California, and manufacturing operations in China. The Registrant intends to continue using Kaifa's equipment and operations and to coordinate them with the operations of the Registrant.

      On August 18, 1999, the Registrant completed the acquisition by purchasing all of the outstanding shares of Kaifa from its two shareholders, SMC Optics Communications Corporation and Cylinder Company Limited for an aggregate of 697,000 shares of the Registrant's common stock and approximately $9 million in cash from the Registrant's working capital.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
            EXHIBITS

      (a) Exhibits.

Exhibit
Number                                 Document
10.32 Agreement by E-TEK Dynamics Group, Inc. to Purchase all Shares of SMC Kaifa (Holdings) Ltd., dated July 27, 1999
99 Press Release of Registrant, dated July 27, 1999, announcing Registrant's agreement to acquire Kaifa

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          E-TEK DYNAMICS, INC.
Dated: August 24, 1999
                                          By: /s/ Sanjay Subhedar

                                          Sanjay Subhedar
                                          Senior Vice President, Operations,
                                          Chief    Financial    Officer    and
                                          Secretary